LAW OFFICE OF
CHRISTOPHER A. KOZLOWSKI
30 VAIL PLACE AT RAHWAY TRAIN STATION PLAZA
P.O. BOX 167-D
RAHWAY, NJ 07065

(732) 388-0281
FAX: (732) 381-5312
WWW.KOZLOWSKILEGAL.COM

December 19, 2016

Nano Stone Inc.
2125 Center Avenue
Suite 414
Fort Lee, New Jersey 07024

Re: Opinion of Counsel
Post-Qualification Offering Circular Amendment No. 1, Form 1-A Tier II
for Nano Stone Inc.
Offering of up to 3,676,470 Shares of Common Stock

Ladies and Gentlemen:

I have been engaged as limited counsel to review supporting documentation and render a legal opinion with regard to the preparation and filing of an amended offering statement on Form 1-A. The amended offering statement covers the contemplated sale of up to three million six hundred seventy six thousand four hundred seventy (3,676,470) Shares of Common Stock to be sold by Nano Stone Inc., a Delaware corporation.

In connection with the opinion contained herein, I have examined the offering statement, the Post-Qualification Offering Circular Amendment No. 1 dated December 1, 2017, the articles of incorporation and bylaws, the minutes of meetings of its board of directors as of December 15, 2017, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have not undertaken any obligation to verify the facts contained in the aforementioned documents.

Based upon the foregoing, I am of the opinion that the common shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable. The opinions expressed herein are limited to the laws of the State of New Jersey and the federal laws of the United States of America, in each case excluding the principles of conflicts of laws thereof.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof, nor of any qualifications for exemptions from the registration requirements, if applicable.

I further consent to the use of this opinion as an exhibit to the offering statement.

Very truly yours,

/s/ Christopher A. Kozlowski, Esq.
Christopher A. Kozlowski, Esq.